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                                                                  EXHIBIT (a)(3)

                              SONUS NETWORKS, INC.
                              NOTICE OF WITHDRAWAL

    If you previously elected to accept Sonus Networks, Inc.'s offer to exchange your options, but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com, by fax at (978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886, so that it is received on or before 5 p.m., Eastern Time, on November 22, 2002, unless the offer is extended. If you have questions, please send an email to exchangeprogram@sonusnet.com.

TO SONUS NETWORKS, INC.:

    I previously received a copy of the Offer to Exchange Outstanding Stock Options, dated October 16, 2002, and the Statement of Stock Option Grants and Election Form. I signed and returned the Statement of Stock Option Grants and Election Form, in which I chose to accept Sonus Networks, Inc.'s offer to exchange my options. I now wish to withdraw all of the options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange. I have read and understood all of the terms and conditions of the Offer to Exchange Outstanding Stock Options, including the consequences of a withdrawal.

    I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5 p.m. Eastern Time, on November 22, 2002, or if Sonus Networks, Inc. extends the deadline to exchange options, before the extended expiration of the offer.

    By rejecting the offer to ask Sonus Networks, Inc. to exchange options, I understand that I will not receive any new options in connection with the exchange program and I will keep my current options (with the same exercise price as before). The current options will continue to be governed by the stock option plan under which they were granted and existing option grant documents between Sonus Networks, Inc. and me.

    I have completed and signed the following exactly as my name appears on my original Statement of Stock Option Grants and Election Form.

    I do not accept the offer to exchange any of my options.

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Date: ---------------------             ------------------------------------------------------
                                        Signature (type name if delivering by email)

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                                        Name (please print)

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                                        Social Security Number
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